NEWS RELEASE [GRAPHIC OMITTED][GRAPHIC OMITTED]

                 FutureLink Explores the Sale of U.K. Operations



LAKE FOREST, Calif., July 3, 2001 - FutureLink Corp. (FutureLink) today confirmed that it is exploring the sale of the company's U.K. operations.

Although FutureLink has received certain non-binding indications of interest from potential purchasers, the company currently has no understandings, commitments or agreements with respect to such transaction. There can be no assurance that any transaction with respect to the sale of the company's U.K. operations will be consummated or what the proceeds of such sale will be.


FutureLink acquired its UK operations in November 1999, when it acquired KNS Distribution Limited a server based computing and enterprise connectivity solutions distributor, and subsequently launched its application service provider business through FutureLink Europe Ltd.